                                                                   EXHIBIT 12(d)

                             BANKBOSTON CORPORATION
   COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                      PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the three months ended March 31, 1998 and 1997 and for the five years ended December 31, 1997 were as follows:



                                               Three Months Ended
                                                    March 31,                            Years Ended December 31,
                                             ------------------------  -------------------------------------------------------------
(Dollars in millions)
                                                   1998         1997         1997         1996         1995        1994         1993
                                             ----------   ----------   ----------   ----------   ----------   ---------    ---------
Net income                                 $        238 $        207 $        879 $        650 $        678 $       542  $       367
Extraordinary items, net of tax                                                                                       7
Cumulative effect of changes
   in accounting principles, net of tax                                                                                         (24)
Income tax expense                                  153          139          589          483          529         422          262
                                             ----------   ----------   ----------   ----------   ----------   ---------    ---------

     Pretax earnings                       $        391 $        346 $      1,468 $      1,133 $      1,207 $       971  $       605
                                             ==========   ==========   ==========   ==========   ==========   =========    =========
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                       $         10 $         10 $         39 $         40 $         38 $        35  $        36
Interest on borrowed funds                          272          255        1,050          873        1,079       1,038          384
Interest on deposits                                462          400        1,685        1,680        1,791       1,301        1,177
                                             ----------   ----------   ----------   ----------   ----------   ---------    ---------
          Total fixed charges                       744          665        2,774        2,593        2,908       2,374        1,597

Preferred stock dividend
  requirements                                        7           16           53           65           68          67           61
                                             ----------   ----------   ----------   ----------   ----------   ---------    ---------
Total combined fixed charges
  and preferred stock dividend
  requirements                             $        751 $        681 $      2,827 $      2,658 $      2,976 $     2,441  $     1,658
                                             ==========   ==========   ==========   ==========   ==========   =========    =========

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)                $      1,135 $      1,011 $      4,242 $      3,726 $      4,115 $     3,345  $     2,202
                                             ==========   ==========   ==========   ==========   ==========   =========    =========

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                      1.51         1.48         1.50         1.40         1.38        1.37         1.33
                                             ==========   ==========   ==========   ==========   ==========   =========    =========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.